EX-35.2
(logo) WELLS FARGO

Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334



ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of November 1, 2011, by and among Wells Fargo Commercial Mortgage Securities,Inc., as Depositor, Wells Fargo Bank, National Association, , as Master Servicer, Midland Loan Services, A Division of PNC Bank, NA, as Special Servicer, Deutsche Bank Trust Company Americas, as Trustee, Wells Fargo Bank, National Association, as Certificate Administrator, Tax Administrator and Custodian, and Trimont Real Estate Advisors, Inc., as Trust Advisor, with respect to Commercial Mortgage Pass-Through Certificates Series 2011-C5 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.11 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the Master Servicer during the period from November 1, 2011 through December 31, 2011, and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period November 1, 2011 through December 31, 2011.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 12th day of March 2012.


/s/Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank


Wells Fargo Bank, N.A.
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